Exhibit 10.1

ASSIGNMENT OF

MINERAL PROPERTY OPTION AGREEMENT

THIS AGREEMENT is made as of the 23rd day of June, 2011. BETWEEN:

WYOMEX LLC, a Wyoming limited liability company having a mailing address at P.O. Box 185, Cheyenne, Wyoming 82003-0185, USA;

(the “Optionor”)

OF THE FIRST PART

AND:

J2 MINING VENTURES LTD., a company having an office at 3040 North Campbell Avenue, Suite 110, Tucson, Arizona 85719, USA

(the “Optionee”)

OF THE SECOND PART

AND:

TITAN IRON ORE CORP., a Nevada company having a business address at 848 North Rainbow Boulevard, Suite 2096, Las Vegas, Nevada, 89107, USA

(the “Assignee”)

OF THE THIRD PART

WHEREAS:

A.           The Optionor is the recorded and beneficial owner of an undivided 100% interest in an iron ore mineral property located in the State of Wyoming, as described in Schedule A hereto (the “Property”);

B.           The Optionor has entered into an Option and Purchase Agreement with the Optionee dated May 26, 2011 (the “Property Option Agreement”), whereby the Optionor granted an exclusive option to the Optionee to acquire an undivided right, title and interest in and to the Property, by paying certain consideration on the terms and conditions therein provided, which Property Option Agreement is hereto attached as Schedule B and forms and integral part of this Assignment;

C.           The Optionee has agreed to assign all its rights and interests in the Property and the
Property Option Agreement, and transfer all of its obligations under the Property Option
Agreement, to the Assignee, and the Assignee accepts and agrees to be bound by the terms of the Property Option Agreement;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of $10.00 and for other good and valuable consideration, the receipt and sufficiency whereof by the Optionee is hereby acknowledged, the parties agree as follows:

1.            Definitions

The following words, phrases and expressions shall have the following meanings:

(a)
“Option” means the option granted by the Optionor to the Optionee to acquire an undivided 100% right, title and interest in and to the Property as more particularly set forth in Section 1 of the Property Option Agreement, which Option is nowbeing assigned by the Optionee to the Assignee.

(b)
“Option Period” means the period from the date hereof to the date at which the Assignee has performed its obligations to acquire its 100% interest in the Property as set out in Section 2 hereof, which ever shall be the lesser period;

(c)            “Property” means the mineral claims described in Schedule “A”;

(d)	“Property Option Agreement” means the agreement dated May 26, 2011 between the Optionor and the Optionee, which agreement is attached in its entirety as Schedule B.

2.            Assignment

(a)
The Optionee hereby transfers and assigns the Option, and all of its interest in the Property Option Agreement and any and all rights or interest it may have in the Property, to the Assignee, in consideration for a total of 18,000,000 Common shares in the capital of the Assignee. In addition, the Assignee will reimburse the Optionee for any direct out-of-pocket expenses incurred by the Optionee in entering into the Property Option Agreement.

(b)	Assignee agrees to be bound by all the terms and conditions of the Property Option Agreement.

(c)            Optionor accepts the assignment by the Optionee to the Assignee.

3.            Exercise of Option

(a)
The Assignee may in its sole discretion at any time accelerate the payment of the amounts required to exercise the Option pursuant to Section 1 of the Property Option Agreement, and thereby acquire the Property.

(b)	If and when the Option has been exercised, a 100% right, title and interest in and to the Property will vest to the Assignee free and clear of all charges, encumbrances and claims.

4.            Representations, Warranties and Covenants of the Optionor

The Optionor confirms to the Assignee that all of the representations, warranties and covenants made by the Optionor in the Property Option Agreement continue to be valid and subsisting.

5.            Representations, Warranties and Covenants of the Assignee

(a)	The Assignee is a company duly organized validly existing and in good standing under the laws of the State of Nevada.

(b)	The Assignee has a full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement.

(c)
Neither the execution and delivery of this Agreement, nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party.

(d)
The execution and delivery of this Agreement and the agreements contemplated hereby will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents.

(e)          This Agreement constitutes a legal, valid and binding obligation of the Assignee.

(f)
As stipulated in the Property Option Agreement, for greater clarity, the Assignee confirms that it shall be responsible for claim fees to the U.S. Bureau of Land Management and Albany County for the Property while the Option is in effect.

(g)
As stipulated in the Property Option Agreement, for greater clarity, the Assignee confirms that the Assignee shall provide copies of exploration data collected by the Optionee on the Property within 30 days of termination of this agreement and upon receiving a written request from the Optionor for such data.

6.            Indemnity and Survival of Representations

(a)
The representations and warranties hereinbefore set out are conditions on which the parties have relied in entering into this Agreement and shall survive the acquisition of any interest in the Property by the Assignee and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of my representation, warranty, covenant, agreement or condition made by them and contained in this Agreement.

(b)
The Optionor agrees to indemnify and save harmless the Assignee from any liability to which it may be subject arising from any mining operations carried out by the Optionor or at is direction on the Property. The Assignee agrees to indemnify and save harmless the Optionor from any liability to which it may be subject arising from any mining operations carried out by the Optionee or at its direction on the Property.

7.            Entire Agreement

The parties hereto acknowledge that this Agreement, together with all Schedules referred to herein, represents the entire Agreement between and among the parties.

8.            Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement and the corporate seals of the Optionee and the Assignee have been hereunto affixed In the presence of their duly authorized officers in that behalf on the date first written above.

WYOMEX LLC

8.             Further Assurances

Each of the parties to this Agreement shall from time to time and at all times do all such further acts and execute and deliver all further deeds and documents as shall be reasonably required in order fully to perform and carry out the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have duly executed this Agreement and the corporate seals of the Optionee and the Assignee have been hereunto affixed in the presence of their duly authorized officers in that behalf on the date first written above.

WYOMEX LLC

SCHEDULE A--THE PROPERTY

T.19N, R.72W, 6th P.M.,
ALBANY COUNTY, WYOMING

1.   UNPATENTED FEDERAL US MINING CLAIMS (BLM)

BLM Serial Number	Claim Name	Location
WMC 127756	VAN 1	SW1/4 Sec. 24
WMC 127757	VAN 2	SW1/4 Sec. 24
WMC 127758	VAN 3	SW1/4 Sec. 24
WMC 127762	VAN 7	SW1/4 Sec. 24
WMC 127763	VAN 8	SW1/4 Sec. 24
WMC 127764	VAN 9	SW1/4 Sec. 24
WMC 127765	VAN 10	SW1/4 Sec. 24
WMC 127766	VAN 11	SW1/4 Sec. 24
WMC 127767	VAN 12	SW1/4 Sec. 24
WMC 127744	TI 15	NW1/4 Sec. 14
WMC 127745	TI 16	NE1/2 Sec. 14
WMC 268116	VAN 13	SE1/4 Sec. 24 and NE1/4 Sec. 25
WMC 268117	VAN 14	SE1/4 Sec. 24 and NE1/4 Sec. 25
WMC 268118	VAN 15	NE1/4 Sec. 24 and SE1/4 Sec. 24
WMC 268118	VAN 16	NE1/4 Sec. 24 and SE1/4 Sec. 24
WMC 268120	VAN 17	NE1/4 Sec. 24 and SE1/4 Sec. 24
WMC 268121	VAN 18	NW1/4 Sec. 24
WMC 268122	VAN 19	NW1/4 Sec. 24
WMC 268123	VAN 20	NW1/4 Sec. 24
WMC 268124	VAN 21	NW1/4 Sec. 24 and NE1/4 Sec. 24
WMC 268125	VAN 22	NE1/4 Sec. 24
WMC 268126	VAN 23	NE1/4 Sec. 24
WMC 268127	VAN 24	NE1/4 Sec. 24

2.   LEASED LANDS

•	Chugwater Mineral Lease-- SE ¼ of Section 22, T. 19N, R. 71W, 6th P.M.
•	Chugwater Creek Lease—SW1/4 of Sec. 22, 19N, R.71W, 6th P.M.

Schedule B

OPTION AND PURCHASE AGREEMENT

This OPTION AND PURCHASE AGREEMENT is made and entered into as of the 26th day of May, 2011 (the “Effective Date”) by and between J2 Mining Ventures Ltd. (“J2”), and Wyomex LLC, a Wyoming limited liability company (“Owner”).

Recitals

A.           Owner owns mineral rights to certain unpatented lode mining claims, fee lands, leased lands, and other interests in real property situated in Albany County, Wyoming, (the “Property”) which are more fully described in Exhibit A attached to this Agreement, incorporated herein by this reference.

B.           J2 desires to acquire an option to purchase the Property from Owner, and Owner is willing to grant an option to purchase the Property to J2, on the terms and conditions herein specified.

NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, and the payments made by J2 to Owner, the parties agree as follows:

1.           Grant of Option. The Owner does hereby grant to J2, upon the terms and conditions and for the purposes hereinafter set forth, an exclusive, irrevocable option (the “Option”) to purchase the Property. In consideration for receiving said Option, J2 shall pay to Owner the sum of US$5,000 (the “Option Consideration”) which shall be paid within 30 days of the signing of the Option Agreement (the “Effective Date”).

2.           Option Term. The term of the Option shall commence on the Effective Date and shall initially extend until the earlier of (a) the date that access to the Property is sufficient for on-the-ground due diligence purposes, or (b) June 30, 2011 (the “Initial Option Term”), and may be extended for a maximum of six (6) successive one-month periods, at the sole election of J2, through notice to the Owner and tender of US$5,000 from J2 to Owner for each of the first three (3) additional months and US$15,000 for each additional month for months 4 through 6 as may be desired by J2. Should J2 desire to extend the Initial Option Term, it shall give such notice and make appropriate payment to Owner no later than five (5) business days following the end of the Initial Option Term or each extension thereof.

3.            Exclusive Access and Use of Property. J2 shall have rights to exclusive access to and use of the Property during the Option Term, subject to the rights of Owner as set forth herein.

4.            Exercise of Option. Subject to the terms and conditions of a definitive agreement to be executed by both parties to this Initial Agreement and prior to the date of termination of the sixth and final extension (November 30, 2011), J2 may elect to exercise the Option at any time during the Option Term by giving Owner written notice of such election. Upon receipt of such notice, Owner and J2 shall promptly negotiate and

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execute an Asset Purchase Agreement (“APA”) for the purchase and sale of the Property. The assets of Owner to be purchased, as more specifically described in the APA, will include the unpatented mining claims, fee lands, mineral leases, any geological reports, data, laboratory information related thereto, buildings, mining equipment located within the Property, water rights, accesses and rights-of-way, and generally all rights and appurtenances which are directly or indirectly connected with the mining and business activities of Owner related to the Property, all of which shall be delivered free and clear of all liens or other encumbrances. The Owner and J2 in the APA shall make such representations and warranties, and provide such covenants and indemnities that are typical and customary for a mineral conveyance transaction involving unpatented mining claims.

5.            Purchase Terms. The total Purchase Price for the Property is US$ Seven million dollars (US $7.0 million), which shall consist of the following components:

a.	Payment at Closing by J2 to Owner of the Initial Payment, which is defined as the sum of US$85,000;

b.	All Option monies or consideration previously paid from J2 to and received by Owner;

c.
Commencing six (6) months from the date of Closing and receipt by Owner of the $85,000 payment, and every six (6) months thereafter, J2 shall pay Seller, as Advance Minimum Royalty, the initial amount of $62,500 (the Base Advance Minimum Royalty), as adjusted hereunder, until “commencement of commercial production” (as that term will be defined in the APA) from the Property. The Base Advance Minimum Royalty amount shall be first adjusted, at the second time that an Advance royalty payment is due, by multiplying the Base Advance Minimum Royalty amount by the Producer Price Index (“PPI”). The PPI is defined as that index published by the United States Department of Labor and further identified as Producer Price Index: Iron Ore Mining: Iron Ores; Base Date 9712 (2001-2010) in effect for the date two (2) months prior to the date designated for the first adjustment. For each successive period that Advance Minimum Royalty payments are due, the adjusted Advance Minimum Royalty amount paid for the preceding period shall be similarly adjusted.

d.
At the commencement of commercial production from the Property, the semi-annual Advance Minimum Royalty shall convert to a 4.5% gross metal value royalty (“GMR”) on iron ore and/or other mineral materials produced and sold from the Property (the “Production Royalty”). Except for events of Force Majeure (including non-operation of the facilities after startup) in no event shall the Production Royalty paid to Owner be less than US$150,000 in any given calendar year.

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“Commencement of commercial production” as used herein shall be defined as the first quarter of production in which 4.5 percent of the metal values or gross proceeds from the sales of mineral materials derived from the Property exceed the amount of the Minimum Advance Royalty. Thereafter, the semi-annual royalty payments shall be the larger of the amount of the Minimum Advance Royalty or 4.5% of gross metals value or gross proceeds from sales of all mineral materials derived from the Property

Each Production Royalty payment shall be accompanied by a statement showing the amount of iron product and all other mineral materials produced during the previous quarter and the application of any Advance Minimum Royalty or the amount of the 4.5% Production Royalty. Owner in the APA shall receive standard inspection and audit rights relative to the Production Royalty records.

Subsequent to the payment to and receipt by Owner of the full amount of $7.0 million as set forth herein, the Production Royalty shall be reduced, and J2 shall pay Owner a GMR royalty of 1.5% for all iron product and/or other mineral materials mined and sold from the Property during the previous month. Each such royalty payment shall be accompanied by a statement showing the amount of iron product and/or other materials mined and sold during the previous month. Owner shall have identical inspection and audit rights as mentioned above.

6.           Compliance with Laws and Insurance. During all periods in which J2 is operating the Property pursuant to this Agreement, J2 shall comply with any and all applicable laws relating to working conditions, wages and hours, workmen’s compensation, mine safety, environmental laws, reclamation rules and regulations, including those related to mine closure proceedings. J2 shall procure and maintain such insurance, including comprehensive general liability and vehicular liability insurance, on the Property, or on any portions of the surface which J2 is using, in minimum amounts of One million dollars per occurrence (combined limits).

7.           Inspection. Owner or its authorized agents shall have the right, at all times during the term of this Agreement, to enter upon and inspect the Property and all workings thereof and structures thereon, and to make any survey Owner may deem necessary, either for the purpose of checking the amount of material mined or for an examination of the physical condition of the Property and workings and the manner and conduct of the mining operations, and for the purpose of taking samples of any material produced therefrom.

8.           Amendment; Relocation; Other Actions. During the term of this Agreement, J2 shall have the right (but not the obligation), in the name of Owner, to amend or relocate any or all of the unpatented mining claims in the Property provided, such actions do not affect or endanger the validity of the claims; to locate lode claims on ground theretofore covered by placer claims and vice versa, to locate mill sites on ground theretofore covered by mining claims and vice versa, to locate state claims on ground

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theretofore covered by federal claims or mill sites and vice versa, to locate any fractions resulting from such actions, and to take such other actions respecting any or all of the Property as may be authorized by any future federal or state mining laws and as may be determined by J2 to be necessary or desirable in connection with or in furtherance of operations under this Agreement or the protection or advancement of J2’s rights under this Agreement. The rights of J2 under this Agreement shall extend to all mining claims, mill sites, leases, and other interests located, amended, relocated, applied for, acquired, or otherwise affected by actions taken pursuant to this Section and all such interests shall be considered as part of the Property. All expenses incurred by J2 in connection with such actions shall be borne by J2. J2 shall notify Owner in writing at least 15 days in advance of its intent to perform any of the actions described above.

9.            Property Taxes. During the term of this Agreement, J2 shall pay any and all real property taxes and assessments levied upon the Property by the State of Wyoming, or any other government entity for any tax year in which this Agreement is in effect. J2 shall have the right to contest in good faith the validity or the amount of any such tax or assessment and may withhold payment of any such contested tax or assessment so long as such withholding does not cause title or rights to any interest in the Property to be detrimentally affected.

10.           Indemnity. J2 shall indemnify and save harmless Owner, its members, shareholders, officers, managers, employees and directors from and against any and all claims, demands, suits or causes of action in law or equity for damages and injuries occurring on or about the Property and arising out of J2’s operations under this agreement.

11.           Default. In the event that Owner does not receive any payment referred to in this Agreement in a timely fashion, Owner shall immediately notify J2 and J2 shall, within fifteen (15) days of receipt of said notice, cure such failure by making the payment to Owner. In the event that J2 does not cure such failure within such fifteen day period, this agreement shall terminate and J2 shall deliver immediate, peaceable possession of the Property and all information and data regarding the Property previously provided to J2 by Wyomex, and all information and data developed by J2 regarding the Property, including but not limited to drill results and drill logs, geological mapping and reports, assays, maps, claim and lease data, surface owner’s agreements, and all other materials developed or acquired related to the Property, and shall convey to Owner all right, title and interest of J2 in the Property. The obligations set forth in Sections 5 and 10 shall survive termination of this Agreement.

12.           Assignment. The rights of J2 hereunder may be freely assigned or transferred, in whole or in part, without the consent of the Owner. Any such assignment shall include a guarantee of assumption of responsibility for abiding by all terms and conditions of this Agreement and the additional terms and conditions of any future Agreements regarding the Property entered into between J2 and the Owner.

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13.           Binding Effect. This agreement shall be binding upon, and shall inure to the benefit of Owner, J2 and their respective heirs, successors and assigns.

14.           Notices. All notices provided for hereunder shall be deemed given and received when (a) personally delivered during business hours on a business day or (b) the next business day following receipt by electronic communication, with a confirmation sent by registered or certified mail, return receipt requested, addressed to the applicable party at the address indicated below for such party. A party may change its address by notice to the other party:

To Owner:
	Wyomex LLC	Palmer-Florida Corporation
	P.O. Box 185	270 E Westminster, 2nd Floor
	Cheyenne WY82003-0185	Lake Forest, IL 60045
	Attention : John Simons	Attention: Potter Palmer

To J2:
J2 Mining Ventures Ltd.
3040 North Campbell Avenue
Suite # 110
Tucson AZ 85719
Attention: John R. Hedges

15.           Area of Interest. Subject to the further provisions of this Section, any and all rights, titles, interests, and estates acquired by either party within ten aerial miles of the outside boundaries of the Property (“Area of Interest”), as such boundaries may be expanded herein, during the term of this Agreement shall become part of the Property subject to this Agreement, and all lands within any such rights, titles, interests, and estates shall become part of the Property subject to this Agreement, without any additional consideration, as if such rights, titles, interests, and estates were originally subject hereto, except that no such right, title, interest, or estate shall cause the Area of Interest to be expanded. The party acquiring such interest shall notify the other party of such acquisition within ten (10) days after the acquisition. The party receiving such notice shall then have sixty (60) days after delivery of such notice in which to notify the acquiring party that, in its sole discretion, it elects not to have such right, title, interest or estate become subject to this Agreement. In the event that such acquisitions are made by Owner and accepted by J2, J2 shall reimburse Owner for the direct expenses and time expended by Owner and/or its designates for the acquisition(s).

16.           Claim Maintenance and Lease Payments. J2 shall timely perform, or cause to be performed, annual labor for the benefit of the Property or timely pay all unpatented mining claim maintenance fees, and make all required filings with the county, state and federal governments in order to maintain the Property in effect and in good standing. Proof of such compliance shall be furnished to Owner at least thirty (30) days prior to the applicable deadline. In the event J2 fails to timely provide such proof of compliance, Owner may perform, or cause to be performed, the annual labor or pay the

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claim maintenance fee and make the required filings, in which case, J2 shall reimburse Owner for 200% of the payments made and costs incurred in performing such maintenance.

Owner shall pay all required lease, rental and other payments due to third parties under the terms of all leases for leased lands which are a part of the Property.

EXECUTED by the parties on the date shown in the respective acknowledgements, but effective for all purposes as of the date set forth above.

WYOMEX LLC

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